CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent the use in this Registration Statement on Form N-4 of FS Variable Separate Account of The United States Life Insurance Company in the City of New York (“FS Variable Separate Account”) of our report dated April 26, 2018, relating to the financial statements of FS Variable Separate Account, which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated April 26, 2018, relating to the consolidated financial statements of The United States Life Insurance Company in the City of New York which appears in the Post-Effective Amendment No. 12 to the registration statement on Form N-4 (File No 333-178843). We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 5, 2018